UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 22, 2006

HALLIBURTON COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-3492	No. 75-2677995
(Commission File Number)	(IRS Employer Identification No.)

1401 McKinney, Suite 2400, Houston, Texas	77010
(Address of Principal Executive Offices)	(Zip Code)

(713) 759-2600
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN REPORT

Item 2.02.	Results of Operations and Financial Condition

On October 22, 2006, registrant issued a press release entitled “Halliburton Announces Third Quarter Earnings of $0.58 Per Diluted Share.”

The text of the Press Release is as follows:

HALLIBURTON ANNOUNCES THIRD QUARTER EARNINGS
OF $0.58 PER DILUTED SHARE

HOUSTON, Texas - Halliburton (NYSE:HAL) announced today that income from continuing operations in the third quarter of 2006 was $615 million, or $0.58 per diluted share. This compares to income from continuing operations of $492 million, or $0.47 per diluted share, in the third quarter of 2005. Net income in the third quarter of 2006 included a $4 million after-tax loss related to discontinued operations, while net income in the third quarter of 2005 included after-tax income from discontinued operations of $7 million.

Consolidated revenue in the third quarter of 2006 was $5.8 billion, up 19% from the third quarter of 2005. This increase was largely attributable to higher activity in the Energy Services Group, particularly in North America.

Consolidated operating income was $968 million in the third quarter of 2006 compared to $680 million in the third quarter of 2005. The Energy Services Group (ESG) benefited from increased customer activity and pricing gains. Operating margins at ESG were their highest ever, at 26.7%. Operating income for the third quarter of 2005 included $85 million in income on the sale by KBR of an equity investment in a toll road.

“This was an exceptional quarter for Halliburton. The Energy Services Group improved on its impressive second quarter results, growing revenue 9 percent sequentially, and again setting new records for revenue, operating income, and operating margins. I’m also pleased with the quarterly performance of KBR, which posted a 7.5 percent operating margin in the Energy and Chemicals segment,” said Dave Lesar, chairman, president, and chief executive officer of Halliburton.

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Halliburton/Page 2

2006 Third Quarter Segment Results

Energy Services Group

ESG posted record revenue of $3.4 billion in the third quarter of 2006, a $795 million or 31% increase over the third quarter of 2005. ESG posted record operating income of $906 million, up $340 million or 60% from the same period in the prior year. ESG’s record operating margin was 26.7% during the third quarter of 2006, a 490 basis point improvement from the third quarter of 2005. Hurricanes in the third quarter of 2005 negatively impacted ESG operating income by approximately $28 million.

Production Optimization operating income for the third quarter of 2006 was $406 million, an increase of $158 million or 64% over the third quarter of 2005. Production Enhancement services operating income grew 58%, with improvements in all regions, driven by strong demand for well stimulation services and improved pricing in the United States and Canada. Production Enhancement results also benefited from improved asset utilization and increased well stimulation services in Venezuela, increased offshore activity in Mexico, and strong activity in northern Africa. Completion Tools operating income more than doubled, with improvements in all regions, due to increased sales in Brazil, Malaysia, Sakhalin, Angola, and throughout the Middle East.

Fluid Systems operating income for the third quarter of 2006 was $211 million, a $72 million or 52% increase over the third quarter of 2005. Cementing services operating income increased 49%, with improvements in all regions, due to increased activity and improved pricing. Baroid Fluid Services operating income grew 60% on improved pricing and better product mix in the United States, growth in deepwater activity in the Gulf of Mexico, and increased activity in Latin America and the Middle East.

Drilling and Formation Evaluation operating income for the third quarter of 2006 was $227 million, an $83 million or 58% increase over the prior year third quarter. Sperry Drilling Services operating income increased 68%, with improvements in all regions, led by the Gulf of Mexico, Asia Pacific, and the Middle East. The demand for Geo-Pilot® and GeoTap® systems contributed to sales growth in excess of 60% for these technologies over the prior year period. Wireline and Perforating services operating income increased 53% due to increased activity and improved asset utilization in the United States and Asia Pacific. Demand for services in the Middle East and pricing improvement also contributed to Wireline and Perforating services’ increase in operating income. Security DBS Drill Bits operating income improved 37% over the prior year third quarter, reflecting improved fixed cutter and roller cone bit activity in the United States, the Middle East, and Asia Pacific.

Digital and Consulting Solutions operating income in the third quarter of 2006 was $62 million, an increase of $27 million or 77% compared to the prior year quarter. Landmark’s operating income more than doubled compared to operating income of the prior year period, posting improvements in all regions on stronger software sales.

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Halliburton/Page 3

KBR

KBR revenue for the third quarter of 2006 was $2.4 billion compared to $2.3 billion in the third quarter of 2005. Operating income for the third quarter of 2006 was $98 million compared to operating income of $140 million in the prior year third quarter.

Government and Infrastructure operating income for the third quarter of 2006 was $53 million, compared to $150 million in the third quarter of 2005. Results in the third quarter of 2006 included an impairment charge of $32 million on a railroad investment in Australia. Third quarter of 2005 results included $85 million in income on the sale of KBR’s equity investment in a toll road.

Energy and Chemicals posted operating income of $45 million in the third quarter of 2006 compared to an operating loss of $10 million in the third quarter of 2005. Third quarter 2005 results were impacted by $47 million of charges related to an Algerian joint venture and an additional $23 million loss on an Algerian gas processing plant project.

Halliburton’s Iraq-related work contributed approximately $1.2 billion in revenue in the third quarter of 2006 and $45 million of operating income, a 3.7% margin, before corporate expenses and taxes.

Corporate

As previously announced in September 2006, the company’s Board of Directors authorized a $2 billion increase in its common share repurchase program. In the third quarter of 2006, the company repurchased 26.6 million shares at an average price of $32.51 per share, for approximately $865 million. Approximately 31.6 million shares at an average price of $32.99 per share have been repurchased since the commencement of the program in March 2006.

Technology and Significant Achievements

Halliburton made a number of advances in technology and new contract awards.

Energy Services Group new contract awards and technologies:

•
Halliburton’s Fluid Systems segment has been awarded a four-year, $50 million contract to provide cementing services for TOTAL E&P INDONESIE offshore Balikpapan, East Kalimantan, Indonesia. Work began in the second quarter of 2006 and involves the provision of cementing services on all offshore rigs contracted by TOTAL E&P INDONESIE in the Sisi Nubi field development for the duration of the contract, as well as for development wells to be drilled in Bekapai’s Peciko field, and exploration wells to be drilled by jack-up and floating rigs. The work will be supported from a new, purpose-built Halliburton service facility in Balikpapan, incorporating the country’s largest fluids laboratory.

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Halliburton/Page 4

•
Halliburton’s Drilling and Formation Evaluation segment has been awarded a contract valued at more than $60 million from TOTAL E&P INDONESIE to provide Geo-Pilot® rotary steerable systems and directional and logging-while-drilling services for the Peciko, Bekapai, Sisi and Nubi gas fields, offshore Balikpapan, East Kalimantan, Indonesia.

•
The Abu Dhabi Company for Onshore Oil Production (ADCO) has awarded Halliburton contracts valued at more than $70 million for cementing services, stimulation services, and special tools. Under the three-year agreement, Halliburton will provide optimum solutions to ongoing ADCO exploration and production activities located in the onshore fields of Abu Dhabi, United Arab Emirates.

•
Halliburton’s Production Optimization segment has added a breakthrough technology to its suite of stimulation products, GasPerm 1000SM service. GasPerm 1000 service helps improve production from unconventional reservoirs including tight gas, shales, and coalbed methane. Based on a newly developed microemulsion surfactant, the service helps remove water drawn into the formation during the fracturing process. Removing the water can improve permeability to gas at the fracture face and help increase gas production. In addition, GasPerm 1000 service represents a safety and environmental advancement, replacing methanol in many applications.

•
Landmark, a brand of Halliburton’s Digital and Consulting Solutions segment, introduced a new high-performance team-room visualization and interpretation solution at the Society of Exploration Geophysicists trade show in New Orleans. This new solution features Landmark’s GeoProbe® software, the Verari Systems™ E&P 7500 visualization server, and high-end NVIDIA® Quadro® graphics. It is specifically designed to help upstream oil and gas companies affordably manage large regional data sets, utilize advanced multi-attribute visualization, and enable rapid, basin-scale decision-making.

KBR new contract awards:

•
KBR has signed a contract to provide project management and cost-reimbursable engineering, procurement, and construction management (EPCM) services to Qatar Shell GTL Limited, a Royal Dutch Shell plc subsidiary, for the Pearl gas-to-liquids (GTL) project in Ras Laffan, Qatar. KBR will undertake the work in a joint venture with JGC of Japan, incorporating the services of MWKL, a KBR/JGC subsidiary.

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Halliburton/Page 5

Halliburton, founded in 1919, is one of the world’s largest providers of products and services to the petroleum and energy industries. The company serves its customers with a broad range of products and services through its Energy Services Group and KBR. The company’s World Wide Web site can be accessed at www.halliburton.com.

NOTE: The statements in this press release that are not historical statements, including statements regarding future financial performance, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the company's control, which could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: consequences of audits and investigations of the company by domestic and foreign government agencies and legislative bodies and related publicity; potential adverse proceedings by such agencies; contract disputes with the company’s customers; protection of intellectual property rights; compliance with environmental laws; changes in government regulations and regulatory requirements, particularly those related to radioactive sources, explosives, and chemicals; compliance with laws related to income taxes and assumptions regarding the generation of future taxable income; unsettled political conditions, war, and the effects of terrorism, foreign operations, and foreign exchange rates and controls; weather-related issues including the effects of hurricanes and tropical storms; changes in capital spending by, and claims negotiations with, customers; changes in the demand for or price of oil and/or gas, structural changes in the industries in which the company operates, and performance of fixed-fee projects; the development and installation of financial systems; increased competition for employees; availability of raw materials; and integration of acquired businesses, operations of joint venture, and completion of planned dispositions. Halliburton's Form 10-K for the year ended December 31, 2005, Form 10-Q for the period ended June 30, 2006, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings discuss some of the important risk factors identified that may affect the business, results of operations, and financial condition. Halliburton undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

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HALLIBURTON COMPANY
Condensed Consolidated Statements of Operations
(Millions of dollars and shares except per share data)
(Unaudited)

	Three Months Ended September 30		Three Months Ended June 30
	2006	2005	2006
Revenue:
Production Optimization	$1,418	$1,032	$1,292
Fluid Systems	928	731	870
Drilling and Formation Evaluation	845	663	774
Digital and Consulting Solutions	201	171	180
Total Energy Services Group	3,392	2,597	3,116
Government and Infrastructure	1,838	1,880	1,881
Energy and Chemicals	601	435	548
Total KBR	2,439	2,315	2,429
Total revenue	$5,831	$4,912	$5,545
Operating income (loss):
Production Optimization	$406	$248	$357
Fluid Systems	211	139	193
Drilling and Formation Evaluation	227	144	189
Digital and Consulting Solutions	62	35	52
Total Energy Services Group	906	566	791
Government and Infrastructure	53	150	68
Energy and Chemicals	45	(10)	(109)
Total KBR	98	140	(41)
General corporate	(36)	(26)	(32)
Total operating income	968	680	718
Interest expense	(42)	(51)	(43)
Interest income	44	17	38
Foreign currency, net	(10)	(2)	(10)
Other, net	-	(2)	(4)
Income from continuing operations before income taxes and minority interest	960	642	699
Provision for income taxes	(320)	(129)	(226)
Minority interest in net (income) loss of subsidiaries	(25)	(21)	36
Income from continuing operations	615	492	509
Income (loss) from discontinued operations, net	(4)	7	82
Net income	$611	$499	$591
Basic income (loss) per share:
Income from continuing operations	$0.61	$0.49	$0.50
Income (loss) from discontinued operations, net	-	0.01	0.08
Net income	$0.61	$0.50	$0.58
Diluted income (loss) per share:
Income from continuing operations	$0.58	$0.47	$0.48
Income (loss) from discontinued operations, net	-	0.01	0.07
Net income	$0.58	$0.48	$0.55
Basic weighted average common shares outstanding	1,011	1,012	1,026
Diluted weighted average common shares outstanding	1,048	1,050	1,070

See Footnote Table 1 for a list of significant items included in operating income.

All periods presented reflect the reclassification of KBR’s Production Services operations to discontinued operations, as well as the reorganization of tubing conveyed perforating, slickline, and underbalanced applications operations from Production Optimization into the Drilling and Formation Evaluation segment.

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HALLIBURTON COMPANY
Condensed Consolidated Statements of Operations
(Millions of dollars and shares except per share data)
(Unaudited)

	Nine Months Ended September 30
	2006	2005
Revenue:
Production Optimization	$3,906	$2,837
Fluid Systems	2,634	2,061
Drilling and Formation Evaluation	2,344	1,859
Digital and Consulting Solutions	562	495
Total Energy Services Group	9,446	7,252
Government and Infrastructure	5,427	6,003
Energy and Chemicals	1,687	1,413
Total KBR	7,114	7,416
Total revenue	$16,560	$14,668
Operating income (loss):
Production Optimization	$1,087	$759
Fluid Systems	586	387
Drilling and Formation Evaluation	588	375
Digital and Consulting Solutions	163	80
Total Energy Services Group	2,424	1,601
Government and Infrastructure	141	275
Energy and Chemicals	(22)	70
Total KBR	119	345
General corporate	(102)	(95)
Total operating income	2,441	1,851
Interest expense	(132)	(154)
Interest income	110	38
Foreign currency, net	(12)	(9)
Other, net	(1)	(7)
Income from continuing operations before income taxes and minority interest	2,406	1,719
Provision for income taxes	(801)	(445)
Minority interest in net income of subsidiaries	-	(39)
Income from continuing operations	1,605	1,235
Income from discontinued operations, net	85	21
Net income	$1,690	$1,256
Basic income per share:
Income from continuing operations	$1.57	$1.23
Income from discontinued operations, net	0.08	0.02
Net income	$1.65	$1.25
Diluted income per share:
Income from continuing operations	$1.51	$1.20
Income from discontinued operations, net	0.08	0.02
Net income	$1.59	$1.22
Basic weighted average common shares outstanding	1,021	1,006
Diluted weighted average common shares outstanding	1,062	1,032

See Footnote Table 1 for a list of significant items included in operating income.

All periods presented reflect the reclassification of KBR’s Production Services operations to discontinued operations, as well as the reorganization of tubing conveyed perforating, slickline, and underbalanced applications operations from Production Optimization into the Drilling and Formation Evaluation segment.

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HALLIBURTON COMPANY
Condensed Consolidated Balance Sheets
(Millions of dollars)
(Unaudited)

	September 30, 2006	June 30, 2006	December 31, 2005
Assets
Current assets:
Cash and equivalents	$3,549	$3,673	$2,391
Receivables, net	4,617	4,806	4,801
Inventories, net	1,213	1,128	953
Other current assets	836	1,044	1,167
Total current assets	10,215	10,651	9,312

Property, plant, and equipment, net	2,884	2,774	2,648
Other assets	2,885	2,749	3,050
Total assets	$15,984	$16,174	$15,010

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,871	$1,817	$1,967
Current maturities of long-term debt	86	360	361
Other current liabilities	2,745	2,586	2,099
Total current liabilities	4,702	4,763	4,427

Long-term debt	2,745	2,772	2,813
Other liabilities	1,302	1,218	1,253
Total liabilities	8,749	8,753	8,493
Minority interest in consolidated subsidiaries	146	93	145
Shareholders’ equity	7,089	7,328	6,372
Total liabilities and shareholders’ equity	$15,984	$16,174	$15,010

Note - Certain prior period amounts have been reclassified to be consistent with the current presentation.

All periods presented reflect the reclassification of KBR’s Production Services operations, which were sold during the second quarter of 2006, to discontinued operations. At December 31, 2005, Production Services assets were $207 million, of which $140 million were classified as current, and liabilities were $64 million, of which $54 million were classified as current.

HALLIBURTON COMPANY
Selected Cash Flow Information
(Millions of dollars)
(Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2006	2005	2006	2005

Capital expenditures:
Energy Services Group	$229	$164	$566	$424
KBR	8	21	50	50
General corporate	1	-	3	-
Total capital expenditures	$238	$185	$619	$474

Depreciation, depletion, and amortization:
Energy Services Group	$122	$111	$356	$333
KBR	9	14	32	44
Total depreciation, depletion, and amortization	$131	$125	$388	$377

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HALLIBURTON COMPANY
Revenue and Operating Income Comparison
By Geographic Region - Energy Services Group Only
(Millions of dollars)
(Unaudited)

	Three Months Ended September 30		Three Months Ended June 30
	2006	2005	2006
Revenue:
North America	$1,738	$1,270	$1,541
Latin America	390	324	355
Europe/Africa/CIS	708	589	674
Middle East/Asia	556	414	546
Total revenue	$3,392	$2,597	$3,116

Operating income:
North America	$558	$347	$470
Latin America	79	40	65
Europe/Africa/CIS	132	101	125
Middle East/Asia	137	78	131
Total operating income	$906	$566	$791

	Nine Months Ended September 30
	2006	2005
Revenue:
North America	$4,792	$3,466
Latin America	1,096	971
Europe/Africa/CIS	1,977	1,617
Middle East/Asia	1,581	1,198
Total revenue	$9,446	$7,252

Operating income:
North America	$1,508	$989
Latin America	197	125
Europe/Africa/CIS	350	268
Middle East/Asia	369	219
Total operating income	$2,424	$1,601

See Footnote Table 2 for a list of significant items included in operating income.

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HALLIBURTON COMPANY
Backlog Information
(Millions of dollars)
(Unaudited)

	September 30, 2006		June 30, 2006		December 31, 2005
Firm orders:
Government and Infrastructure	$5,864	(a)	$5,322	(a)	$3,376
Energy and Chemicals - Gas Monetization	4,179	(b)	3,478		3,651
Energy and Chemicals - Other	1,847		1,909		1,786	(c)
Energy Services Group segments	-		1		180
Total firm orders	$11,890		$10,710		$8,993

Government orders firm but not yet funded, letters of intent, and contracts awarded but not signed:
Government and Infrastructure	$3,104	(d)	$345		$1,775
Total backlog	$14,994		$11,055		$10,768

(a)
The $5.9 billion and $5.3 billion of firm orders in the Government and Infrastructure segment as of September 30, 2006 and June 30, 2006 both include $2.1 billion for the Allenby and Connaught project awarded in April 2006.

(b)	The increase primarily relates to the Qatar Shell Pearl GTL project, which was awarded in August 2006.
(c)
This amount represents backlog for continuing operations and does not include backlog associated with KBR’s Production Services operations, which were sold in the second quarter of 2006 and are accounted for as discontinued operations. Backlog for the Production Services operations was $1.2 billion as of December 31, 2005.

(d)	The increase primarily relates to Task Order No. 139 under the LogCAP III contract.

HALLIBURTON COMPANY
Stock-Based Compensation Expense
(Millions of dollars)
(Unaudited)

	Three Months Ended September 30			Nine Months Ended September 30
	2006	2005		2006	2005
Stock-based compensation expense, pretax:
Stock options and employee stock purchase plan (a)	$10	$-	(b)	$30	$-	(b)
Restricted stock	11	6		26	17
Employee separation	2	1		10	14
Total stock-based compensation expense	$23	$7		$66	$31

(a)	Incremental expense incurred related to the adoption of SFAS No. 123(R) effective January 1, 2006.
(b)
Had the provisions of SFAS No. 123(R) been adopted during this period, approximately $7 million and $21 million of expense would have been recorded in the three and nine months ended September 30, 2005.

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FOOTNOTE TABLE 1

HALLIBURTON COMPANY
Items included in Income by Operating Segment
(Millions of dollars except per share data)
(Unaudited)

	Three Months Ended September 30, 2006		Three Months Ended September 30, 2005		Three Months Ended June 30, 2006
	Operating Income	After Tax per Share	Operating Income	After Tax per Share	Operating Income	After Tax per Share
Government and
Infrastructure:
Railroad impairment charge	$(32)	$(0.03)	$-	$-	$-	$-
Sale of interest in toll road	-	-	85	0.07	-	-
Energy and Chemicals:
Escravos GTL project loss (a)	-	-	-	-	(148)	(0.04)

	Nine Months Ended September 30, 2006		Nine Months Ended September 30, 2005
	Operating Income	After Tax per Share	Operating Income	After Tax per Share
Production Optimization:
Subsea 7, Inc. gain on sale	$-	$-	$110	$0.08
Government and Infrastructure:
Railroad impairment charge	(62)	(0.06)	-	-
Sale of interest in toll road	-	-	85	0.06
Energy and Chemicals:
Escravos GTL project loss (a)	(148)	(0.04)	-	-
Barracuda-Caratinga project loss	(15)	(0.01)	-	-

(a)
Halliburton consolidates the Escravos project; therefore, the $148 million charge to operating income reflects the entire impact on the project, not just Halliburton’s 50% share. The 50% portion of the charge that is borne by the other owner of the project is reflected, on an after-tax basis, as minority interest.

FOOTNOTE TABLE 2

HALLIBURTON COMPANY
Items included in Income
By Geographic Region - Energy Services Group Only
(Millions of dollars except per share data)
(Unaudited)

	Nine Months Ended September 30, 2006		Nine Months Ended September 30, 2005
	Operating Income	After Tax per Share	Operating Income	After Tax per Share
North America:
Subsea 7, Inc. gain on sale	$-	$-	$107	$0.08
Europe/Africa/CIS:
Subsea 7, Inc. gain on sale	-	-	3	-

####

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HALLIBURTON COMPANY

Date: October 23, 2006	By:	/s/ Robert L. Hayter
Robert L. Hayter
Assistant Secretary